Exhibit 99.1

FOR IMMEDIATE RELEASE THURSDAY, AUGUST 21, 2008
Contact: David Vander Ploeg Executive VP and CFO 920-882-5854	Mark Fleming Communications & Investor Relations 920-882-5646

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FISCAL 2009 FIRST QUARTER RESULTS

•	First quarter revenue of $378.8 million; busy season revenue on track

•	Free cash flow improved $9.7 million over prior year

•	Diluted EPS from continuing operations of $1.84

•	Full-year fiscal 2009 revenue and cash flow guidance confirmed; EPS guidance reduced $0.04 due to charges related to distribution center closing

Greenville, WI, August 21, 2008—School Specialty (NASDAQ:SCHS), a leading education company providing supplemental learning products to the preK-12 market, today reported fiscal 2009 first quarter financial results. The company reported first quarter revenue of $378.8 million, a 2 percent decline from the prior-year’s $386.5 million. Earnings from continuing operations were $35.1 million compared with $40.6 million reported in last year’s first quarter. Diluted earnings per share from continuing operations were $1.84 compared with $1.87 last year.

Chief Executive Officer David J. Vander Zanden said order volume for the first quarter was in line with company expectations, although timing delays moved deliveries into the second quarter. “At this point in the back-to-school season we are seeing growth in orders in both our Specialty and Essentials segments, excluding adoption revenues. Shipments in the first quarter were trailing the prior year only due to the timing of orders and the expected lower revenue opportunities in science adoptions,” said Vander Zanden. “Our Specialty segment turned in a solid quarter, with encouraging growth coming in our reading, physical education, and publishing categories. We made significant progress advancing our reputation as a leading provider of value-added educational content and curriculum solutions.”

As expected, results for the company’s science category were below fiscal 2008’s first quarter due to the very strong science curriculum adoption schedule last year, principally in California. Adjusting for the adoption activity that was not available this year, revenue in the Specialty segment grew 4 percent over the prior year’s first quarter.

“Our year-over-year gross profit was impacted by delayed shipments, which we expect to recover in the second quarter,” said Vander Zanden. “We also experienced higher transportation costs and unexpected raw material price increases from suppliers that we were not able to immediately pass on due to fixed pricing within contract agreements and longer-lived catalogs. In addition, we were impacted by system integration issues that surfaced in the first quarter, which are being proactively addressed and resolved. We anticipate current gross margin levels to improve over the remainder of fiscal 2009 as we are able to adjust pricing in new catalogs, bids and contracts.”

“Our immediate priority,” emphasized Vander Zanden, “is to optimize our operational performance in what should be a good second quarter, while taking steps to offset increased raw material and transportation costs through reductions in SG&A expenses.”

First Quarter Financial Results

Revenue in the first quarter of fiscal 2009 was $378.8 million, a 2.0 percent decrease from fiscal 2008’s first quarter revenue of $386.5 million. This $7.7 million reduction in revenue was attributable to a $10 million decline in the company’s state adoption revenue in its science category during the first quarter of fiscal 2009 compared with the first quarter of fiscal 2008.

The company’s state adoption revenues will have significant variability between years due to the cyclical nature of adoption revenues, which are based on schedules established by individual states. Specialty segment revenue, which includes the state adoption revenue, was down $4.3 million, or 1.9 percent, from $223.3 million in the first quarter of fiscal 2008 to $219.1 million in the first quarter of fiscal 2009. The Specialty segment revenue growth was approximately 4 percent after adjusting for the adoption revenue. The Essentials segment revenue was $161.4 million, or down 2.8 percent, in the first quarter of fiscal 2009 as compared to $166.1 million for the first quarter of fiscal 2008. The decline was primarily related to the timing of order fulfillment to match school requested delivery dates.

Gross profit was $164.0 million in the first quarter of fiscal 2009 compared with $173.4 in the first quarter of fiscal 2008. Specialty segment gross profit declined $4.1 million and gross margin declined 80 basis points from the first quarter of fiscal 2008 to the first quarter of fiscal 2009. The decrease in Specialty segment gross margin is related primarily to the revenue mix within the segment, specifically the reduction in science curriculum state adoption revenue. Essentials segment gross profit declined $5.7 million and gross margin declined 260 basis points from the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2009. Approximately $1.6 million of the decrease is attributable to lower volume, with the remaining decrease split evenly between increased transportation and product costs, and enterprise system integration issues. The cost increases from vendors were not passed on to customers due to current fixed pricing, while integration issues identified in the first quarter are being proactively addressed and resolved.

Selling, general and administrative (SG&A) expenses increased $0.9 million from $100.1 million, or 25.9 percent of revenue, in the first quarter of fiscal 2008 to $101.0 million, or 26.7 percent of revenue, in the first quarter of fiscal 2009. The increase in SG&A is attributable to incremental outbound transportation costs of $1.5 million primarily associated with increased fuel prices over the past year. In addition, the company’s investments in its marketing and category management initiatives over the past year contributed additional SG&A costs in the first quarter of fiscal 2009. These increases have been partially offset by decreased variable selling and distribution expenses associated with the revenue decline.

Operating income as a percent of revenue was 16.6 percent in the first quarter of fiscal 2009 as compared to 18.9 percent in the first quarter of fiscal 2008. Income from continuing operations declined to $35.1 million in the first quarter of fiscal 2009 from $40.6 million in the first quarter of fiscal 2008. Diluted earnings per share from continuing operations were $1.84 in the first quarter of fiscal 2009 as compared to $1.87 in the first quarter of fiscal 2008. The percentage decline in diluted earnings per share was less than the decline in income from continuing operations due to the reduction in the share count associated with share repurchases over the past year. The incremental diluted earnings per share in the first quarter of fiscal 2009 as compared to the first quarter of fiscal 2008 due to the share repurchases was approximately $0.19 per share.

On June 11, 2008, the company announced its Board of Directors authorized the repurchase of up to $50 million of its issued and outstanding common stock. During the first quarter of fiscal 2009 the company repurchased 497,600 shares under this authority for a net purchase price of $15.3 million.

Distribution Center to Close

Productivity gains over the past two years have generated excess order fulfillment and distribution center capacity, which has resulted in the company’s decision to close one of its six core distribution centers. By the end of October, the Lyons, NY, distribution center will close, affecting approximately 40 full-time associates. As a result of the closure, order volume will be reapportioned within the School Specialty distribution network. Costs to close the center are approximately $1.2 million, which will result in a charge to second quarter earnings of approximately $0.04 per diluted share.

Outlook

School Specialty is confirming its fiscal 2009 free cash flow guidance of $80 million to $90 million, excluding approximately $11 million of additional free cash flow to be recognized in fiscal 2009 related to cash tax savings from the sale of its School Specialty Media business in late fiscal 2008. The company also is confirming its prior revenue guidance range of $1,077 million to $1,110 million. Its previous diluted earnings per share from continuing operations guidance range of $2.27 to $2.43 per share has been adjusted to reflect the expected $0.04 per diluted share impact from closing the Lyons, NY, distribution center. As a result, the new guidance range for fiscal 2009 diluted earnings per share from continuing operations is $2.23 to $2.39.

Conference Call

School Specialty will host a conference call to discuss its fiscal 2009 first quarter financial results. The conference call begins today, August 21, at 10:00 a.m. Central (11:00 a.m. Eastern). The call will be simultaneously broadcast in the Investor Information section of the School Specialty web site at www.schoolspecialty.com, and a replay of the call will be available.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 26, 2008, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

-Financial Tables Follow-

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended
	July 26, 2008	July 28, 2007
Revenues	$378,794	$386,513
Cost of revenues	214,792	213,145

Gross profit	164,002	173,368
Selling, general and administrative expenses	101,017	100,145

Operating income	62,985	73,223

Other (income) expense:
Interest expense	4,893	5,332
Interest income	(79)	(8)
Other	555	1,209

Income before provision for income taxes	57,616	66,690
Provision for income taxes	22,470	26,110

Earnings from continuing operations	35,146	40,580

Earnings (loss) from operations of discontinued School Specialty Media business unit, net of income taxes	—	(259)

Net income	$35,146	$40,321

Weighted average shares outstanding:
Basic	18,840	21,134
Diluted	19,107	21,732

Basic earnings per share of common stock:
Earnings from continuing operations	$1.87	$1.92
Earnings (loss) from discontinued operations	—	(0.01)

Total	$1.87	$1.91

Diluted earnings per share of common stock:
Earnings from continuing operations	$1.84	$1.87
Earnings (loss) from discontinued operations	—	(0.01)

Total	$1.84	$1.86

SCHOOL SPECIALTY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

	July 26, 2008	April 26, 2008	July 28, 2007
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,672	$4,034	$3,075
Accounts receivable	241,100	77,591	243,316
Inventories	170,784	149,548	198,868
Deferred catalog costs	11,812	14,845	11,933
Prepaid expenses and other current assets	14,869	18,857	18,756
Refundable income taxes	—	9,288	—
Deferred taxes	16,921	15,726	10,331

Total current assets	461,158	289,889	486,279
Property, plant and equipment, net	75,198	77,311	76,447
Goodwill	543,696	543,630	538,257
Intangible assets, net	174,621	176,771	181,579
Other	28,723	29,726	25,517

Total assets	$1,283,396	$1,117,327	$1,308,079

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities—long-term debt	$133,644	$133,628	$133,598
Accounts payable	113,467	64,340	126,898
Accrued compensation	15,523	19,476	17,422
Deferred revenue	8,018	6,641	8,072
Accrued income taxes	10,201	—	19,381
Other accrued liabilities	44,462	30,593	37,588

Total current liabilities	325,315	254,678	342,959
Long-term debt—less current maturities	372,040	312,210	366,987
Deferred taxes	76,415	70,671	53,318
Other liabilities	1,080	1,080	895

Total liabilities	774,850	638,639	764,159

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	—	—	—
Common stock, $0.001 par value per share, 150,000,000 authorized and 24,194,468; 23,631,135 and 23,392,651 shares issued, respectively	24	24	23
Capital paid-in excess of par value	389,952	380,073	370,244
Treasury stock, at cost—5,420,210; 4,922,610 and 2,571,606 shares, respectively	(186,637)	(171,387)	(92,497)
Accumulated other comprehensive income	25,241	25,158	22,130
Retained earnings	279,966	244,820	244,020

Total shareholders’ equity	508,546	478,688	543,920

Total liabilities and shareholders’ equity	$1,283,396	$1,117,327	$1,308,079

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Unaudited

	Three Months Ended
	July 26, 2008	July 28, 2007
Cash flows from operating activities:
Net income	$35,146	$40,321
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	6,265	6,305
Amortization of development costs	1,773	3,221
Amortization of debt fees and other	510	508
Share-based compensation expense	1,610	1,503
Deferred taxes	4,549	3,087
Loss (gain) on disposal of property, equipment and other	1	(4)
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Change in amounts sold under receivables securitization, net	—	—
Accounts receivable	(163,527)	(177,390)
Inventories	(21,261)	(21,412)
Deferred catalog costs	3,033	2,915
Prepaid expenses and other current assets	12,034	(298)
Accounts payable	49,184	49,306
Accrued liabilities	25,541	39,626

Net cash used in operating activities	(45,142)	(52,312)

Cash flows from investing activities:
Additions to property, plant and equipment	(2,120)	(3,445)
Proceeds from business dispositions	1,742	—
Investment in product development costs	(1,780)	(2,923)
Proceeds from disposal of property, plant and equipment	45	15

Net cash used in investing activities	(2,113)	(6,353)

Cash flows from financing activities:
Proceeds from bank borrowings	202,900	199,000
Repayment of debt and capital leases	(143,054)	(125,144)
Purchase of treasury stock	(15,250)	(15,989)
Proceeds from exercise of stock options	2,471	1,310
Excess income tax benefit from exercise of stock options	1,826	177

Net cash provided by financing activities	48,893	59,354

Net increase in cash and cash equivalents	1,638	689
Cash and cash equivalents, beginning of period	4,034	2,386

Cash and cash equivalents, end of period	$5,672	$3,075

Free cash flow reconciliation:
Net cash used in operating activities	$(45,142)	$(52,312)
Additions to property and equipment	(2,120)	(3,445)
Investment in development costs	(1,780)	(2,923)
Proceeds from disposal of property and equipment	45	15

Free cash flow	$(48,997)	$(58,665)

School Specialty, Inc.

Segment Analysis—Revenues and Gross Profit/Margin Analysis

1st Quarter, Fiscal 2009

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD

	1Q09-QTD	1Q08-QTD	Change $	Change %	% of Revenues
					1Q09-QTD	1Q08-QTD
Revenues
Specialty	$219,081	$223,331	$(4,250)	-1.9%	57.8%	57.8%
Essentials	161,432	166,131	(4,699)	-2.8%	42.6%	43.0%
Corporate and Interco Elims	(1,719)	(2,949)	1,230	-41.7%	-0.4%	-0.8%

Total Revenues	$378,794	$386,513	$(7,719)	-2.0%	100.0%	100.0%

	1Q09-QTD	1Q08-QTD	Change $	Change %	% of Revenues
					1Q09-QTD	1Q08-QTD
Gross Profit
Specialty	$113,483	$117,581	$(4,098)	-3.5%	69.2%	67.8%
Essentials	50,219	55,948	(5,729)	-10.2%	30.6%	32.3%
Intercompany Eliminations	300	(161)	461	-286.3%	0.2%	-0.1%

Total Gross Profit	$164,002	$173,368	$(9,366)	-5.4%	100.0%	100.0%

Segment Gross Margin Summary-QTD
	1Q09-QTD	1Q08-QTD
Gross Margin
Specialty	51.8%	52.6%
Essentials	31.1%	33.7%
Total Gross Margin	43.3%	44.9%